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Exhibit 23.3


PETERSON SULLIVAN PLLC LETTERHEAD




                          INDEPENDENT AUDITORS' CONSENT
                          -----------------------------



We hereby consent to the inclusion in this registration statement on Amendment No. 2 to Form SB-2 (File No. 333-118398) of Sound Revolution, Inc. and Subsidiary (a development stage company) of our report dated May 3, 2004, on our audits of the consolidated balance sheets of Sound Revolution, Inc. and Subsidiary as of February 29, 2004 and February 28, 2003, and the related consolidated statements of operations, comprehensive income (loss), stockholders' equity, and cash flows for the years then ended and for the period from June 4, 2001 (date of inception) to February 29, 2004. We also consent to the references to our firm under the caption "Experts."


/s/ Peterson Sullivan PLLC


December 6, 2004
Seattle, Washington